EXHIBIT 99.1

Genesee & Wyoming Signs Agreement to Acquire CAGY Industries, Inc.

GREENWICH, Conn., April 29, 2008 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that it has signed an agreement to acquire CAGY Industries, Inc. (CAGY) for approximately $78.4 million in cash. The final purchase price will be adjusted for working capital at the time of closing. In addition, GWI has agreed to pay contingent consideration of up to $18.6 million upon satisfaction of certain conditions over the next two years. The acquisition is subject to customary closing conditions, including the expiration of the 30-day notice period required by the Surface Transportation Board for GWI to obtain authority to control CAGY. GWI expects to close the acquisition and commence operations on June 1, 2008.

Founded in 1975 and headquartered in Columbus, Miss., CAGY is the parent company of three short-line railroads, Columbus & Greenville Railway (C&G), Chattooga & Chickamauga Railway (CCKY) and Luxapalila Valley Railroad (LXVR). CAGY’s three railroads employ 48 people, own and operate a fleet of 22 locomotives, own and lease more than 280 miles of track and are expected to haul more than 26,000 carloads of freight traffic over the next 12 months.

C&G operates more than 80 miles in the state of Mississippi, from the Port of Greenville on the Mississippi River to Greenwood, where it interchanges with Canadian National. C&G also operates between Columbus, Miss., and West Point, Miss. In addition, C&G operates throughout the Columbus, Miss., area and provides connections to Norfolk Southern, Kansas City Southern, CSXT, BNSF, Alabama & Gulf Coast Railway and Golden Triangle Railroad, as well as LXVR, its sister railroad.

Customers of C&G include (i) major feed suppliers to the catfish and pork industries, including Delta Western, Fishbelt Feeds and Prestage Farms, (ii) major milling operations in the rice industry, including Producers Rice and MasterFoods, (iii) several facilities serving the agriculture industry including PYCO Industries, ConAgra, Farmer’s Grain and Platte Chemical, and (iv) other customers including USG Corporation, Columbus Brick and a new Scott Petroleum bio-diesel plant. In addition, C&G is one of two railroads that serve the new $850-million SeverCorr electric arc furnace (EAF) steel facility in Columbus, Miss., which is 100-percent-owned by Severstal. SeverCorr commenced production in the second half of 2007 and is expected to complete an expansion in 2010 that would increase annual capacity from 1.5 million tons to 3.0 million tons.

LXVR runs 36 miles from Columbus, Miss., to Belk, Ala., and serves both Georgia-Pacific and Weyerhaeuser lumber mills and SDR, a new steel dust recycling facility. CCKY operates over two branch lines that run south from Chattanooga, Tenn., for a combined 65 miles to Hedges, Ga., and Lyerly, Ga. CCKY serves both Reichhold Chemical (subsidiary of Dow Chemical) and Shaw Industries (subsidiary of Berkshire Hathaway).

“Over the past three decades, CAGY has built an impressive short-line railroad organization,” GWI Chief Executive Officer John C. Hellmann said. “With the support of local communities, customers and employees, CAGY has succeeded in revitalizing its rail infrastructure and substantially increasing rail traffic. The addition of CAGY to GWI will expand our already significant presence in the southeastern United States and further diversify our commodity base. We are pleased that Roger Bell, who has been the architect of CAGY’s success as president and CEO, will continue to lead the rail operations as part of the GWI family of railroads.”

GWI expects to fund the acquisition under its $225-million senior revolving credit facility. Following the acquisition, GWI will have approximately $117 million of remaining funding capacity, inclusive of cash. As of March 31, 2008, pro forma for the acquisition, GWI’s consolidated net debt to capitalization is expected to be approximately 43 percent including contingent consideration with net debt to pro forma EBITDA of approximately 2.4x. GWI expects the acquisition to be immediately accretive to its earnings per share and free cash flow.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands and owns a minority interest in a railroad in Bolivia. Operations currently include 48 railroads organized in eight regions, with more than 5,700 miles of owned and leased track and approximately 3,000 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, the consummation of the proposed acquisition transaction; economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

Contact: Michael E. Williams,

Director, Corporate Communications

Genesee & Wyoming Inc.,

(203) 629-3722

SOURCE Genesee & Wyoming Inc. 04/29/2008

Genesee & Wyoming Inc.
Southern Region

Headquarters
4337 Pablo Oaks Court
Suite 102
Jacksonville, Florida 32224
Phone: 904-223-1110
Fax: 904-223-4676

Key to Abbreviations

ALM	Arkansas Louisiana & Mississippi Railroad
AN	AN Railway
ATW	Atlantic & Western Railway
BAYL	The Bay Line Railroad
CHAT	Chattahoochee Bay Railroad
CIRR	Chattahoochee Industrial Railroad
CCKY	Chattooga & Chickamauga Railway
CAGY	Columbus & Greenville Railway
ETRY	East Tennessee Railway
F&P	Fordyce & Princeton Railroad
KWT	KWT Railway
LR&W	Little Rock & Western Railway
L&D	Louisiana & Delta Railroad
LXVR	Luxapalila Valley Railroad
M&B	Meridian & Bigbee Railroad
VRY	Valdosta Railway
WKR	Western Kentucky Railway
(red dashes)	Dashed lines indicate trackage rights
(gray line)	Gray lines indicate out of service

WKR
KWT
ETRY
ATW
LR&W
CCKY
LXVR
F&P
CAGY
ALM
M&B
CHAT
CIRR
BAYL
VRY
L&D
AN

TENNESSEE
ALABAMA
MISSISSIPPI
GEORGIA
Memphis
Tullahoma
Huntsville
Scottsboro
Cleveland
Chattanooga
Flintstone
Rossville
Hedges
Lafayette
Berryton
Ft Payne
CCKY
Cartersville
Gadsden
Atlanta
Birmingham
Talladega
Childersburg
Sylacauga
Calera
Wilton
Vulco
Brookwood
Tuscaloosa
Belk
Fernbank
LXVR
West Point
Columbus
Eupora
Greenwood
Greenville
CAGY
Macon
CAGY Columbus & Greenville Railway
LXVR Luxapalila Valley Railroad
CCKY Chattooga & Chickamauga Railway